Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-169873) and the related Information Statement/Prospectus of AIMCO Properties, L.P. and to the incorporation by reference therein of our report dated February 26, 2010 (except for Notes 13 and 17, as to which the date is September 10, 2010), with respect to the consolidated financial statements and schedule of AIMCO Properties, L.P. included in its Current Report on Form 8-K dated September 10, 2010, and our report dated February 26, 2010 with respect to the effectiveness of internal control over financial reporting of AIMCO Properties, L.P., included in its Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/Ernst & Young LLP
Denver, Colorado
October 27, 2010